Exhibit 10.8

TAILORED BRANDS, INC. AMENDED AND RESTATED 2021 EQUITY INCENTIVE
PLAN

Restricted Stock Unit Award Notice – For Name

Tailored Brands, Inc., a Delaware corporation (the “Company”), has granted to you a Restricted Stock Unit Award pursuant to the terms and conditions of the Tailored Brands, Inc. Amended and Restated 2021 Equity Incentive Plan (as may be amended or restated from time to time) (the “Plan”) and the Restricted Stock Unit Award Agreement, attached hereto (the “Agreement”). Capitalized terms not defined in this notice (the “Notice”) shall have the meanings specified in the Plan or the Agreement, as applicable. The grant of the Award hereunder is discretionary, and this grant is not a promise or commitment to grant additional Awards at any later date.

Grant Date:	__________, conditioned on your employment on such date.

Restricted Stock Units:

You have been awarded __________ Restricted Stock Units (the “Granted Units”), subject to adjustment as provided in the Plan.

[______] Granted Units shall be Tranche I Performance Vesting Units (as defined below). Tranche I Performance Vesting Units shall be Recyclable Awards.

[______] Granted Units shall be Tranche II Performance Vesting Units (as defined below). Trance II Performance Vesting Units shall not be Recyclable Awards.

Each Restricted Stock Unit that becomes vested shall entitle you to one share of Common Stock, which shall be issued and delivered to you at the time specified in this Notice and the Agreement. Notwithstanding the foregoing, the Company reserves the ability to make a payment equal to the Fair Market Value of such share of Common Stock in cash or other consideration, in the sole discretion of the Board.

Vesting of Award:

(a)	Tranche I Performance Vesting Units. The “Tranche I Performance Vesting Units” shall become vested in the following percentages based on the corresponding Company “Adjusted EBITDA” (as set forth in the table immediately below and subject to adjustment as set forth in Section 3.8 of the Plan) during the Performance Period pursuant to and which will be measured on the applicable Determination Date, subject to your continued employment or other service with the Company or its Subsidiaries through the applicable Determination Date:

Performance Measure	Adjusted EBITDA	Cumulative Percentage of Tranche I Performance Vesting Units Vested
Below Threshold	Less than $[ ]	0%
Threshold	At least $[ ] but less than $[ ]	25%
Milestone 1	At least $[ ] but less than $[ ]	50%
Milestone 2	$[ ] or more	100%

To the extent that the applicable Adjusted EBITDA achieved during the applicable Performance Period is between $[     ] and $[     ], or between $[     ] and $[     ], the percentage of Tranche I Performance Vesting Units that will become vested will be calculated using straight-line interpolation.

Example: Assuming (i) you received one hundred (100) Granted Units that were Tranche I Performance Vesting Units, (ii) one hundred (100) Granted Units that were Tranche II Performance Vesting Units and (iii) the Company achieves an Adjusted EBITDA of $[     ] for the Company’s 2027 fiscal year (i.e. the trailing twelve (12) month period ending on the End Date), then, subject to continued employment on the Determination Date, you shall vest in a number of Granted Units equal to (x) one hundred (100) Tranche I Performance Vesting Units multiplied by (y) 75% (i.e. 75 Granted Units). The 25 remaining Tranche I Performance Vesting Units shall be forfeited as well as the one hundred (100) Tranche II Performance Vesting Units because Milestone 2 and the Goal (set forth below) were not achieved.

(b)	Tranche II Performance Vesting Units. The “Tranche II Performance Vesting Units” shall become vested in the following percentages based on the corresponding Company “Adjusted EBITDA” (as set forth in the following schedule and subject to adjustment as set forth in Section 3.8 of the Plan) during the Performance Period pursuant to and which will be measured on the applicable Determination Date, subject to your continued employment or other service with the Company or its Subsidiaries through the applicable Determination Date:

Performance Measure	Adjusted EBITDA	Cumulative Percentage of Tranche II Performance Vesting Units Vested
Below Goal	Less than $[ ]	0%
Goal	$[ ] or more	100%

Example: Assuming (i) you received one hundred (100) Granted Units that were Tranche I Performance Vesting Units, (ii) one hundred (100) Granted Units that were Tranche II Performance Vesting Units, (iii) a Sale of the Company occurs before the End Date and (iv) the Company achieves an Adjusted EBITDA of $749,000,000 for the trailing twelve (12) month period ending on the last day of the fiscal month immediately preceding the fiscal month during which such Sale of the Company is consummated, then, subject to continued employment on the Determination Date, you shall vest in a number of Granted Units equal to (x) one hundred (100) Tranche I Performance Vesting Units multiplied by (y) 100% (i.e. 100 Granted Units) plus (x) one hundred (100) Tranche II Performance Vesting Units multiplied by (y) 0% (i.e. 0 Granted Units). The Tranche II Performance Vesting Units shall be forfeited because the Goal was not achieved.

(c)	For purposes of this Restricted Stock Unit Award, the following terms have the meanings set forth below:

(d)	“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items that are not considered to be representative of the Company’s ongoing performance, as determined by the Board in its sole discretion.

(e)	“Determination Date” means the date on which Adjusted EBITDA is determined by the Board for the (x) trailing twelve (12) month period ending on the last day of the Company’s 2027 fiscal year (the “End Date”) or (y) if a Sale of the Company is consummated prior to such date, the trailing twelve (12) month period ending on the last day of the fiscal month immediately preceding the fiscal month during which such Sale of the Company is consummated (the applicable trailing twelve (12) month period, the “Performance Period”); provided, that in each, case such Determination Date shall be no later than forty-five (45) days following the date in which the Company’s final audit is completed.

(f)	Sale of the Company. In connection with a consummation of a Sale of the Company, the Restricted Stock Units shall immediately vest to the extent the applicable Adjusted EBITDA Performance Measure has been achieved through the end of the Performance Period. If you are then employed by or providing services to the Company or its Subsidiaries, any Restricted Stock Units for which the applicable Adjusted EBITDA Performance Measure has not been achieved shall immediately be automatically forfeited for no consideration. For the avoidance of doubt, an initial public offering shall not be considered a Sale of the Company.

(g)	Treatment upon Termination of Employment due to Death or Disability. If your employment terminates due to death or your Disability prior to the End Date, a number of Restricted Stock Units equal to (x) the quotient obtained by dividing the number of full fiscal months completed from February 1, 2025 through the date of termination over 36 multiplied by (y) the aggregate number of Restricted Stock Units granted hereunder shall remain outstanding and eligible to vest subject to the achievement of the applicable performance criteria.

(h)	Forfeitures.

1.	Except as provided in paragraph (g) above, any unvested Restricted Stock Units will be automatically forfeited and cancelled for no value by the Company upon the effective date of termination of employment or services with the Company or one of its Subsidiaries without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. Notwithstanding anything to the contrary in the Plan, any Tranche II Performance Vesting Units that are forfeited and cancelled shall no longer be available for grant or issuance under the Plan.

2.	Termination of Employment for Cause or Violation of Restrictive Covenant Agreement. If your employment with the Company or one of its Subsidiaries is terminated for Cause, or if you materially breach the Restrictive Covenant Agreement (as defined in the Agreement), then any vested and unvested portion of the Restricted Stock Units shall also be automatically forfeited by you and cancelled for no value by the Company upon the effective date of such termination without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.

3.	Any unvested Restricted Stock Units, to the extent not previously forfeited or cancelled, will be automatically forfeited and cancelled for no value upon any Determination Date in which the applicable Adjusted EBITDA Performance Measure has not been achieved without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.

Settlement of Restricted Stock Units

Vested Restricted Stock Units will entitle you to the issuance or delivery by the Company of an equivalent number of vested shares of Common Stock, or, in lieu thereof, payment of the Fair Market Value of such shares of Common Stock in cash or other consideration, in the sole discretion of the Board, within sixty (60) days following the Determination Date.

By:
Name:	M. Shane Smith
Title:	EVP & Chief Human Resources Officer

Acknowledgment, Acceptance and Agreement:

By signing immediately below, I hereby acknowledge receipt of the Plan (which Plan was amended and restated effective as of December 17, 2024, prior to the Grant Date) and my signature immediately below represents an express written consent that the terms of the Plan, as amended and restated, apply to all prior awards granted under the prior Plan.

____________________________________

Holder’s Name

____________________________________

Holder’s Signature

____________________________________

Date

By signing immediately below and accepting this grant, I hereby acknowledge receipt of the Agreement and the Plan, accept the award granted to me and agree to be bound by the terms and conditions of this Restricted Stock Unit Award Notice, the Agreement and the Plan and acknowledge and agree that this grant is conditioned on me signing the above acknowledgment and that this grant shall be null and void if I choose not to sign above.

____________________________________

Holder’s Name

____________________________________

Holder’s Signature

____________________________________

Date

Tailored Brands, Inc. Amended and Restated 2021 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Tailored Brands, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the Restricted Stock Unit Award Notice to which this Award Agreement is attached (the “Award Notice”) as of the grant date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Tailored Brands, Inc. Amended and Restated 2021 Equity Incentive Plan (the “Plan”), an award (the “Award”) with respect to the number of Restricted Stock Units as defined in and set forth in the Award Notice, subject to the restrictions, terms and conditions set forth in the Award Notice, the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan or the Award Notice, as applicable.

1. Intentionally Omitted.

2. Award Rights.

2.1 Rights as a Stockholder. Except as provided in Section 2.2 hereof, the Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares.

2.2 Dividend Equivalents. During the time in which the Award is outstanding, if a dividend or other distribution is paid to holders of Common Stock, or if shares of Common Stock are received by holders of Common Stock as a result of any stock split, stock distribution, or combination of the shares to which the Participant would have a right upon the settlement of the Restricted Stock Units, the dividend, distribution or shares, as applicable, will be subject to the same vesting and settlement conditions and payment terms set forth herein as the Restricted Stock Units to which they relate.

3. Restriction Period and Vesting. The Restricted Stock Units shall vest in accordance with the vesting conditions set forth in the Award Notice, and will be subject to the forfeiture and settlement provisions set forth in the Award Notice. The period of time prior to such vesting shall be referred to herein as the “Restriction Period.”

4. Settlement of Award. Within 60 days on or following the date upon which any Restricted Stock Units vest, the Company shall issue or deliver, subject to the conditions of the Plan, this Agreement and the Award Notice, the vested shares of Common Stock to the Holder or, in lieu thereof, pay the Holder the Fair Market Value of such shares of Common Stock in cash or other consideration. Such issuance or delivery of the vested shares of Common Stock shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Common Stock subject to the Award, or payment in lieu thereof, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.

5. Transfer Restrictions and Investment Representation.

5.1 Permitted Transfers. Subject to the provisions of Section 6.11 of this Agreement, and until the vesting of the Award under Section 3 of this Agreement, the Holder shall only be allowed to sell, transfer, convey, exchange, give, assign, pledge, encumber or otherwise dispose of all or a portion of any interest in the Restricted Stock Units to the extent permitted in Section 3.4 of the Plan. Any other attempted transfer shall be void and shall not transfer ownership in, title to, or any rights respecting the Restricted Stock Units.

5.2 Registration and Public Listing Transactions. This Agreement is subject to the condition that if the listing, registration or qualification of the shares of Common Stock to be issued upon the vesting of the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the Restricted Stock Units or delivery of shares hereunder, the Restricted Stock Units subject to the Award shall not vest or the shares of Common Stock will not be delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not approved by the Company (which approval will not be unreasonably withheld). The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. In the event the Company elects to pursue a Public Listing Transaction, the Holder shall be subject to any lock-up provisions and other requirements as the Company may reasonably specify, and shall not sell or otherwise transfer or dispose of any shares of Common Stock (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him or her for such period following the effective date of such Public Listing Transaction as the Company shall reasonably specify. If requested by the underwriters engaged by the Company, the Holder shall execute a separate letter confirming his or her agreement to comply with this Section 5.2.

6. Additional Terms and Conditions of Award.

6.1 Withholding Taxes. As a condition precedent to the issuance or delivery of shares of Common Stock or the payment of cash under this Award, the Company or an affiliate shall deduct any such amount as the Company or an affiliate may be required, under all applicable federal, state, local, foreign or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) from any amount then or thereafter payable by the Company or an affiliate to the Holder, which may include the withholding of whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in either case in accordance with such terms, conditions and procedures that may be prescribed by the Company; provided that, in connection with a settlement of the Award under Section 4 of this Agreement (or any other Restricted Stock Unit Award Agreement and related notice between the Company and the Holder, pursuant to which Restricted Stock Units were granted under the Plan, providing for the settlement in shares of Common Stock), the Company may allow the Holder to elect to satisfy any such obligation by authorizing the Company or an affiliate, as applicable, to withhold whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in accordance with such terms, conditions and procedures that may be prescribed by the Company. Shares of Common Stock withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Holder’s jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a share of Common Stock would be required to satisfy the maximum individual statutory rate in the Holder’s jurisdiction, then the number of shares of Common Stock to be withheld may be rounded up to the next nearest whole share of Common Stock.

6.2 Award Confers No Rights to Continued Employment or Additional Awards. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Award Notice, the Agreement or the Plan, give or be deemed to give the Holder (a) any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time or (b) any right to an additional award and any future award, if any, may be on different terms and conditions.

6.3 Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.4 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to: Tailored Brands, Inc., Attn: Yen D. Chu, Chief Legal Officer, 1400 Broadway, 33rd Floor, New York, New York 10018, [***], and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. The Holder waives any right the Holder may otherwise have to a trial by jury in any action to enforce the terms of this Agreement or the Award Notice.

6.6 Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and the Award Notice and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement or the Award Notice and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

6.7 Entire Agreement. This Agreement, the Award Notice and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.9 Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.10 Application of Section 409A of the Code. The Restricted Stock Unit Award is intended to be exempt from or, failing such exemption, to comply with the requirements of Section 409A of the Code and shall be interpreted and construed accordingly.

6.11 Stockholders Agreement. Upon receipt of common equity shares, the Holder hereby agrees to join and become a party to Stockholders Agreement, and the Company hereby agrees to accept the Holder as a party to, the Stockholders Agreement, and this Agreement shall serve as the Holder’s joinder to the Stockholders Agreement. By virtue of the grant of the Award hereunder and the Holder’s execution of this Agreement, the Holder shall be deemed to have granted the Holder’s perpetual and irrevocable power of attorney to the Company, with full right, power and authority to take all actions necessary and/or desirable on behalf of the Holder to effectuate the provisions of the Stockholders Agreement with respect to all Common Stock owned by the Holder and as may be acquired by the Holder.

6.12 Restrictive Covenants. The Holder acknowledges and agrees to comply with the restrictive covenants set forth on Exhibit A attached hereto, the terms and provisions of which shall be incorporated herein in their entirety in all respects by reference and which, for the avoidance of doubt, shall survive any termination, expiration, forfeiture, transfer or other disposition of the Restricted Stock Units. For purposes of this Award, “Restrictive Covenant Agreement” means Exhibit A of this Award Agreement, and any similar restrictions in any other agreement between the Company or any of its Subsidiaries or affiliates.

Exhibit A

Restrictive Covenant Agreement

EXHIBIT A
TO Restricted Stock Unit Award
RESTRICTIVE COVENANTS

Section 1. Acknowledgements. The Holder acknowledges and recognizes the highly competitive nature of the Company’s business, that access to Confidential Information (as defined herein) renders the Holder special and unique within the industry of the Company and its Subsidiaries and affiliates (collectively, the “Company Group”), and that the Holder will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, strategic partners and employees of the Company Group during the course of and as a result of the Holder’s employment with the Company. In light of the foregoing, as a condition of the Holder’s employment, and in consideration thereof as well as the Holder’s receipt of Confidential Information, the Holder’s equity award, and other good and valuable consideration, the receipt and sufficiency of which the Holder hereby acknowledges, the Holder agrees to the covenants contained in this Exhibit A. The Holder further recognizes and acknowledges that the restrictions and limitations set forth in this Exhibit A are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

Section 2. Confidentiality.

(a) The Holder will keep the terms of the Award confidential, and may disclose its terms only to the Holder’s spouse or domestic partner, accountant, attorney, and taxing authorities and then only as may be necessary for the Holder’s financial affairs or as required by law, or as set forth in Section 8 below. The Holder also acknowledges the Holder will have access to and close contact with confidential and proprietary information of the Company Group, including trade secrets. In recognition of the foregoing, the Holder agrees, at all times during the Holder’s employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person without written authorization of the Company, any Confidential Information.

(b) “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including but not limited to non-public contact information, performance and/or compensation levels of employees (other than to the extent employers are restricted by law from prohibiting disclosure), costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers, and other Company Group vendors, records, sales reports, sales procedures, financial information, customer requirements, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company Group transactions, information regarding the Company Group’s operations, product lines, operational processes, strategic planning, marketing plans, sales forecasts, suppliers, and other confidential and proprietary information that is or are owned by the Company, its Subsidiaries, and/or its affiliates. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by the Holder or others who were under confidentiality obligations as to the item or items involved.

Section 3. Assignment of Intellectual Property.

(a) The Holder agrees that the Holder will, without additional compensation, promptly make full written disclosure to the Company Group, and will hold in trust for the sole right and benefit of the Company Group all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which the Holder may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Holder’s employment relating to the business of the Company Group, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). The Holder further acknowledges that all Developments made by the Holder (solely or jointly with others) within the scope of and during the Holder’s employment are “works made for hire” (to the greatest extent permitted by applicable law) for which the Holder is, in part, compensated by the Holder’s base salary, director fees and/or consulting fees, as applicable, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, the Holder hereby assigns to the Company, or its designee, all the Holder’s right, title, and interest throughout the world in and to any such Development.

(b) The Holder agrees to assist the Company Group, or its designee, at the Company Group’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company Group shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. The Holder further agrees that the Holder’s obligation to execute or cause to be executed, when it is in the Holder’s power to do so, any such instrument or papers shall continue after the termination of the Holder’s employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company Group shall reimburse the Holder for the Holder’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company Group is unable because of the Holder’s mental or physical incapacity or unavailability for any other reason to secure the Holder’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company Group as above, then the Holder hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Holder’s agent and attorney in fact to act for and in the Holder’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by the Holder. The Holder hereby waives and irrevocably quitclaims to the Company Group any and all claims, of any nature whatsoever, that the Holder now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company Group.

Section 4. Non-Solicitation of Employees. During the Holder’s employment and for one year after the termination of the Holder’s employment (the “Non-Solicitation Period”), the Holder shall not, without the Company’s prior written consent, directly or indirectly, solicit or recruit or attempt to solicit or recruit, any person who is or was at any time during the six months preceding such solicitation or recruitment an employee of the Company Group, for employment or any other service relationship, or otherwise encourage any employee of the Company Group to terminate their employment with the Company Group.

Section 5. Non-disparagement. During the Holder’s employment and thereafter, the Holder will not make any false, disparaging, or derogatory comments about the Company Group, their business activities, services or products, or any their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives in their capacity as such, verbally or in writing (electronically or otherwise, including by posting on social media or the internet).

Section 6. Return of Documents. In the event of the Holder’s termination of employment for any reason, or at any earlier time if requested by the Company, the Holder shall return to the Company all Company Group property (including, without limitation, any and all computers, phones, identification cards, card key passes, fobs, corporate credit cards, corporate phone cards, corporate motor vehicles, files, memoranda, keys and software) and all copies of any confidential information of the Company Group in the Holder’s possession, custody, or control, including all copies of any analyses, compilations, studies or other documents in the Holder’s possession, custody, or control that contain any such confidential information, and the Holder shall not retain any duplicates or reproductions of such items or information (in each case, whether in hardcopy, electronic, digital, or cloud-based).

Section 7. Independence; Severability; Blue Pencil. Each of the rights enumerated in this Exhibit A shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Exhibit A or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Exhibit A, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and the Holder agree that their intent is for the court making such determination to reduce or otherwise modify or reform the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced, modified or reformed form said provision shall then be enforceable.

Section 8. Protected Activities. Notwithstanding anything herein to the contrary, nothing in this Exhibit A shall prohibit or impede the Holder from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Holder be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company Group. The Holder does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

Section 9. Injunctive Relief. The Holder expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Exhibit A may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, the Holder hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Exhibit A. Notwithstanding any other provision to the contrary, the Holder acknowledges and agrees that the Non-Solicitation Period shall be tolled during any period of violation and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce the non-solicitation covenant against the Holder if it is ultimately determined that the Holder was in breach of such covenant.

Section 10. Section Headings. The headings of the sections and subsections of this Exhibit A are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Exhibit A or of any term or provision hereof.

Section 11. Third-Party Beneficiaries.  The terms and conditions of this Exhibit A shall apply for the benefit of the Company and/or any other member of the Company Group, if applicable, and each member of the Company Group is an intended third-party beneficiary of this Exhibit A.

Section 12. Successors and Assigns. This Exhibit A will be binding upon the Holder’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Holder expressly acknowledges and agrees that this Exhibit A may be assigned by the Company without the Holder’s consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction.

Section 13. Exceptions/Modifications for Certain Jurisdictions.

(a) California. If the Holder is primarily a resident of, or primarily provides services in, California:

(i) nothing in this Exhibit A prevents the Holder from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Holder has reason to believe is unlawful; and

(ii) notwithstanding any other provision of this Exhibit A to the contrary, Section 3 of this Exhibit A is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, the Holders obligation to assign to the Company Group the Holder’s right, title and interest throughout the world in and to all Developments does not apply to any Developments the Holder developed entirely on the Holder’s own time without using the Company Group’s equipment, supplies, facilities, or Confidential Information except for such Developments that relate to either (A) the business of the Company Group at the time of conception or reduction to practice of the Developments, or actual or demonstrably anticipated research or development of the Company Group or (ii) result from any work performed by the Holder for the Company Group. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached as Annex 1 to this Exhibit A. The Holder agrees to disclose all Developments to the Company Group, even if the Holder does not believe that the Holder is required under Section 3, or pursuant to California Labor Code Section 2870, to assign the Holder’s interest in such Developments to the Company Group or its nominee.

(iii) The jury waiver in Section 6.5 of the Award Agreement shall not apply to the Holder.

(b) Illinois. If the Holder is primarily a resident of, or primarily provides services in, Illinois, (i) the non-solicitation covenant in Section 4 shall not apply after the termination of the Holder’s employment unless the Holder’s actual or expected annual rate of “earnings” (as defined by Illinois law) exceeds $45,000 per year (which is the threshold amount through the end of 2026, after which this amount will increase in $2,500 increments in each of 2027, 2032, and 2037, with $52,500 as the minimum threshold amount in 2037); and (ii) the Holder shall be provided a copy of this Exhibit A at least 14 calendar days before the commencement of the employee’s services, or the Holder may take up to 14 calendar days to review this Exhibit A before accepting the Award.

(c) Wisconsin. If the Holder is primarily a resident of, or primarily provides services in, Wisconsin, the Holder’s confidentiality obligations set forth in Section 2 shall remain in effect for three years following the termination of the Holder’s employment with respect to Confidential Information that is not a trade secret, and, with respect to trade secrets, for as long as the information remains a trade secret.

ANNEX 1 TO EXHIBIT A

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(1)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(2)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.